Exhibit 10.1

EXECUTIVE TRANSITION AGREEMENT

This EXECUTIVE TRANSITION AGREEMENT is entered into as of the 5th day of April, 2013 (the “Effective Date”), by and between Westmoreland Coal Company, a Delaware corporation (“Company”) and Keith E. Alessi (“Executive”).

WHEREAS, Executive has been employed by Company as its Chief Executive Officer (“CEO”); and

WHEREAS, Executive and Company’s independent directors have discussed and desire to arrange for an orderly, well-defined and amicable retirement of Executive as CEO of Company, and at the same time to provide incentives for Executive to remain engaged with and committed to Company and its stockholders.

NOW, THEREFORE, in consideration of these premises, Company and Executive hereby agree as follows:

ARTICLE 1.

RETIREMENT AND CONTINUED INCENTIVES

1.1 Resignation of Employment.

(a) Executive hereby resigns as CEO of Company as of the Effective Date.

(b) On and after the Effective Date, Executive shall no longer be an employee of the Company and Executive’s eligibility for medical coverage, retirement plan participation and other employee benefits under Company’s benefit programs will be governed by the terms and conditions of such programs to the extent applicable to former employees.

1.2 Service on Company Board of Directors.

(a) As of the Effective Date and for a period of time ending on the earlier of the 2015 annual meeting of stockholders and May 31, 2015 (the “Term”), Executive agrees to remain a member of the Board of Directors of Company (the “Board”), subject to election by the stockholders of Company, and Executive agrees to serve as Executive Chairman of the Board, subject to appointment or election.

(b) During the Term, Company agrees to reimburse Executive for reasonable travel expenses (including commercial airfare, food, lodging and out-of-pocket expenses) incurred while performing services as a member of or Executive Chairman of the Board. Reimbursement will be made in accordance with Company’s procedures, but in no event will any reimbursement be made later than March 15th of the year following the year in which the expense was incurred.

(c) During the Term, Company agrees to pay Executive for service as Executive Chairman of the Board an annual retainer of $240,000, payable quarterly. In addition, Company agrees to grant (by separate documentation) to Executive an annual equity compensation award consistent with similar awards made to other members of the Board.

(d) During the Term, Executive agrees to be active in resolution of strategic issues and opportunities confronting Company, as requested by either the Board or Company management. Executive agrees to apply his skill and experience to the performance of his duties and to the business affairs of the Company, and to serve the Company faithfully, diligently and to the best of his ability.

1.3 Vesting of RSUs.

(a) As of the Effective Date, Executive holds the following restricted stock unit awards (the “RSU Awards”), granted under the Company’s Amended and Restated 2007 Equity Incentive Plan for Employees and Non-Employee Directors (the “Equity Incentive Plan”):

Grant Date	RSUs	Vesting
July 1, 2010	59,775	Time based (3 annual, ending July 1, 2013)
April 1, 2011	30,080	Performance based (cumulative, ending April 1, 2014)
April 1, 2011	30,081	Time based (3 annual, ending April 1, 2014)
June 1, 2012	71,919	Time based (3 annual, ending April 1, 2015)
June 1, 2012	71,918	Performance based (cumulative, ending April 1, 2015)

(b) The parties hereby agree to waive the provisions specifying that the RSU Awards are terminated and forfeited upon Executive’s employment termination. However, the parties agree that the non-vested portion, if any, of such RSU Awards will be terminated and forfeited if Executive fails to comply with his obligations as member and Executive Chairman of the Board as described in Section 1.2 of this Agreement.

(c) To the extent not already provided in the RSU Award agreements, the RSU Awards will vest on the date of Executive’s death, Disability (as defined in the RSU Award agreements), or a Change in Control Event (as defined in the Equity Incentive Plan) and be paid as of the date of vesting consistent with the RSU Award agreements.

(d) Except to the extent amended above, the terms of the RSU Awards are unamended, remain in effect and remain subject to the terms of the RSU Award agreements and the Equity Incentive Plan.

ARTICLE 2.

CONFIDENTIALITY

2.1 Executive will not at any time (1) retain or use for the benefit, purposes or account of Executive or any other person; or (2) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than Company professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of Company and/or any third party that has disclosed or provided any of same to Company on a confidential basis (“Confidential Information”) without the prior authorization of Company.

2.2 “Confidential Information” does not include any information that is (1) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (2) made legitimately available to Executive without a confidentiality restriction by a third party without breach of any confidentiality obligation of that third party; or (3) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

2.3 Except as required by law or upon the filing of this Agreement with the Securities and Exchange Commission, Executive shall not disclose to anyone, other than Executive’s family and legal or financial advisors, the contents of this Agreement; provided that Executive may disclose to any prospective future employer or management recruiter the provisions of this Agreement provided they agree to maintain the confidentiality of such terms.

2.4 Upon termination of this Agreement for any reason, Executive shall (1) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (2) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (3) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

ARTICLE 3.

INTELLECTUAL PROPERTY

If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, during Executive’s service with the Company during the Term or otherwise, then the Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sub-licensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

ARTICLE 4.

COVENANT NOT TO COMPETE; NONSOLICITATION

Executive agrees that for a five year period of time beginning on the Effective Date (the “Restricted Period”), he will not, directly or indirectly, in any capacity: (i) engage in any business or employment or provide any service or assistance to aid or assist any person or entity in North America that is in competition with Company; or (ii) solicit, recruit or induce any employee (as defined below), consultant, independent contractor, vendor, supplier, customer (as defined below), or agent to (a) terminate or otherwise adversely affect his or her employment or other business relationship (or prospective employment or business relationship) with the Company, or (b) work for Executive or any other person or entity, other than the Company or its affiliates or related entities. Executive further agrees that he is not and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict or prohibit him from undertaking or performing his duties in accordance with this Agreement. Executive acknowledges that the restrictions set forth above are necessary to protect Company’s Confidential Information, including but not limited to its trade secrets, and other legitimate business interests. Executive also acknowledges that the restrictions are based on his executive role with Company, and that the restrictions are reasonable in duration and scope. As used in this paragraph, “employee” means any person who is or was, at any time during Executive’s service to the Company or during the Restricted Period, an employee of the Company. “Customer,” as used in this Agreement, means any person or entity that is or was a customer of the Company at any time during the Restricted Period. If a court of competent jurisdiction declares any provision of this Agreement invalid, void, voidable, or unenforceable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest possible extent under applicable law from improper competition and the misuse or disclosure of trade secrets and Confidential Information. To the extent such a provision (or portion thereof) may not be reformed so as to make it enforceable, it may be severed and the remaining provisions shall remain fully enforceable.

ARTICLE 5.

INJUNCTIVE RELIEF

Executive acknowledges that the Company would sustain irreparable harm, not readily susceptible to valuation in monetary damages, if Executive violates any of his obligations under Article 3 or Article 4 and therefore, agrees that Company will be entitled to seek (in addition to any other relief or remedies) an injunction to be issued by any federal or state court of competent jurisdiction sitting in the state of Colorado, restraining Executive from committing or continuing any such violation. Executive hereby submits to the jurisdiction of such courts for the purposes of any actions or proceedings instituted by Company to obtain such injunctive relief and agrees that process may be served upon Executive by registered mail, addressed to the last known address of Executive, or in any manner authorized by law.

ARTICLE 6.

MISCELLANEOUS

6.1 Assignment. Except as provided below, the rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive acknowledges that his obligations under this Agreement are personal services and, therefore, Executive may not assign his obligations under this agreement.

6.2 Enforcement. Failure of either party to enforce any of the provisions of the Agreement shall not constitute a waiver of rights for that or subsequent breaches.

6.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, prepaid and return receipt requested to the other party hereto at the mailing address as set forth on the signature page of this Agreement. Either party may change the address to which such communications hereunder shall be sent by sending notice of such change to the other party as provided in this Section.

6.4 Headings. Headings used in this Agreement are for convenience of reference only and shall not be considered in any interpretation of this Agreement.

6.5 Entire Agreement. This Agreement represents the entire and exclusive statement of the agreement of the parties and shall not be altered, modified or amended except by written instrument signed by the parties. Any prior agreements are superseded except to the extent benefits are presently vested by law and plan terms.

6.6 Governing Law. This Agreement is made and delivered in the State of Colorado, and will be interpreted and enforced so as to remain in compliance with Colorado statutes and regulations.

6.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof will be settled by nonbinding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. This Section 6.7 does not limit the Company’s right to seek injunctive relief as provided in Article 5.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the 5th day of April, 2013.

EXECUTIVE	COMPANY

Keith E. Alessi	By:
Date:	Title:
Date:

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